Schoonover Boyer + Associates
Certified Public Accountants / Financial Advisors

To the Board of Directors
FIIC, Inc.

Consent of Independent Registered Public Accounting Firm

We consent to the use of our Independent Auditor's Report dated March 1, 2006 covering the financial statements of FIIC, Inc. for the period from Inception (January 25, 2005) to December 31, 2005, to be included in this Current Report on Form 8-K to be filed with the Commission on or about March 6, 2006.

Schoonover Boyer + Associates

Columbus, Ohio
March 1, 2006